Exhibit 10.1

August 27, 2026

David Buss

Via Email

Re: Employment Agreement

Dear David Buss:

Radiant Logistics, Inc. (the “Company”) is pleased to confirm your conditions of employment with the Company.

1.
Position and Commencement Date. As the Company’s Chief Operations Officer, you will perform duties consistent with the position as well as such other duties as may be assigned to you from time to time by the CEO of the Company, to whom you will directly report. Your position will be based in Chicago, Illinois, with the understanding that your role requires regular travel and work across multiple Company locations, including Washington and Illinois. Your position will commence on August 31, 2026.
2.
Compensation. You will be employed at a base annual salary of $250,000 payable, subject to applicable tax withholdings and otherwise in accordance with payroll practices adopted by the Company from time to time. Your base salary will be evaluated for adjustment on an annual basis in the Company’s sole and complete discretion. In addition to your base salary, you will be eligible to participate in the Company's management incentive compensation programs as outlined below.
3.
Management Short Term Incentive Plan. You will be eligible to participate in the Quarterly Management STIP, effective the first full fiscal quarter you are employed with the Company. The program is based upon your ability to contribute to overall company success and profitability. The annual payout opportunity is targeted at 35% of your base salary with actual payout based upon the Company’s adjusted EBITDA results and your individual performance but will not be less than $15,000 per quarter during your first four quarters of eligibility of STIP participation. You must be employed by the Company at the time of payout (quarterly) in order to be eligible to earn or receive any incentive. For the avoidance of doubt, no STIP payment shall be deemed “earned” or vested until both: (i) the applicable Company performance and individual performance conditions are achieved; and (ii) Employee remains employed through the applicable payment date. However, in the event Employee’s employment is terminated by the Company without Misconduct (as defined in Section 12) during a quarter, Employee shall be eligible to receive a pro-rata portion of any STIP payment for the quarter in which termination occurs, based on actual Company performance for such quarter and the number of days Employee was employed during such quarter divided by the total number of days in such quarter. The Company reserves the right to change payout and eligibility guidelines in whole or part at any time subject to management discretion and business needs.
4.
Management Long Term Incentive Plan. You will be eligible to participate in the Long-Term Incentive Program LTIP. The amount of your LTIP, if any, will be determined in the sole discretion of the Company, with a target of 35% of your base compensation if all individual and Company management business objectives are achieved. The bonus would be based upon management’s subjective view of a combination of (i) your individual performance and (ii) the overall performance of the Company relative to budget. The Company performance must be at least 75% of budgeted financial targets for a pay-out to occur but can also flex up to 150% based on performance. This bonus will be paid by issuing Restricted Stock Units that vest at the third anniversary of the grant. You must be employed by the Company at the time of award (annually) in order to be eligible to earn or receive any incentive. For the avoidance of doubt, no LTIP award or RSU grant shall be deemed “earned,” vested, or payable until all conditions precedent to vesting (including continued employment through the applicable vesting date) have been satisfied. Vesting is a condition precedent to earning, and unvested awards do not constitute “wages” or “compensation due” under any applicable state law. The Company reserves the right to change the program and eligibility guidelines in whole or part at any time subject to management discretion and business needs.
5.
Annual Performance Stock Unit Award. You will be eligible to participate in the Annual Performance Stock Unit Award Program for Senior Leadership. The program as currently designed provides an opportunity to receive up to 150% of your base annual salary based on Individual and Company performance over a Three-Year Performance Period. No Performance Stock Unit award shall be deemed “earned,” vested, or payable until all conditions precedent to vesting (including continued employment through the applicable performance period and achievement of the applicable performance levels) have been satisfied. Your Award will be settled in shares of Common Stock based on achievement of minimum, target, maximum and/or such other performance levels as determined by the Audit and Executive Oversight Committee of the Board of Directors of the Company.
6.
Benefits. As an employee of the Company, you will also be eligible to participate in such life insurance, hospitalization, major medical and other health benefits generally offered by the Company to its employees in your general job classification level. This presently includes participation in the Company's medical and dental insurance plans, however, these benefit programs are subject to termination or modification from time-to-time. You will also be eligible for a $1,000 per month car allowance benefit and to participate in the Company’s 401K plan, subject to its terms.
7.
Vacations and Holidays. You will be entitled to receive 4 weeks of paid vacation in each calendar year. Such vacation to be taken in accordance with company policies and at times that do not unreasonably interfere with the performance of your duties as assigned.
8.
Signing Bonus. You will be entitled to receive a signing bonus of $30,000. This signing bonus will be paid in one lump sum on the next regularly scheduled pay date after you provide documentation to the Company reflecting your rental of a Seattle-area apartment. The signing bonus is taxable, and subject to all withholding taxes applicable.

9.
Expenses. You will be reimbursed for all reasonable expenses incurred by you in furtherance of your position with the Company, including travel and entertainment expense, upon submission of the appropriate documentation.
10.
Employee-at-Will. This offer does not guarantee continued employment for any specified period of time, nor does it require that a dismissal be based on “misconduct.” Your employment and compensation with the Company are “at will” in that they can be terminated with or without misconduct, and with or without notice, at any time, at the option of either the Company or yourself, except as provided by law. The terms of this employment agreement, therefore, do not and are not intended to create either an express and/or implied contract of employment with the Company.
11.
Severance. Should your employment be terminated as a result of: (i) your death; (ii) an illness or disability that the Company, in its sole discretion, determines prevents you from carrying out your employment duties; (iii) by the Company for no cause, i.e., if the termination was not a result of any misconduct on your part, then you will be entitled to receive severance payments from the Company in the form of salary continuation at your base salary level prior to such termination, plus a continuation of the medical benefits and car allowance benefits to which you were entitled at the time of such termination during the period of such severance payments. Misconduct shall mean any of the following: (i) the conviction of, plea of no contest to, or plea of nolo contendere to a felony or any crime involving moral turpitude, fraud, dishonesty, or misappropriation; (ii) reporting to work under the influence of alcohol or the use of illegal drugs (whether or not at the workplace); (iii) gross negligence or willful misconduct in the performance of Employee's duties that causes material harm to the Company; (iv) obtaining any personal profit not thoroughly disclosed to and approved by the Board in connection with any transaction entered into by, on behalf of, or in relation to the Company; (v) repeated failure to perform material duties as reasonably directed by the Board or any officer to whom Employee reports, after written notice specifying the failure and a thirty (30) day opportunity to cure; or (vi) a material and willful violation of the Company’s established written policies that causes demonstrable harm to the Company, which, if curable, is not cured to the Board's reasonable satisfaction within thirty (30) days after written notice thereof to Employee. The severance payments shall continue for a period of six (6) months from the date of your termination under this Section. However, should your employment be terminated by the Company for no cause or by you for Good Reason (as hereinafter defined), either of which occur within nine months following a Change of Control, then: (i) the severance payments will continue instead for a period of 12 months from the date of your termination under this Section; and (ii) the vesting of any and all Restricted Stock Units shall be deemed to have been accelerated as of the date of such termination to include the period for which such severance payments shall cover (i.e., for a period of 12 months of service). “Good Reason” for purposes of this offer letter is (i) a breach of this offer letter by the Company; or (ii), a reduction in your salary without your consent, unless any such reduction is otherwise part of an overall reduction in executive compensation experienced on a pro rata basis by other similarly situated senior vice presidents of the Company. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless and until you have given the Company thirty (30) days' written notice and an opportunity to cure. As a condition to the receipt of any severance payments from the Company, you shall be required to execute a separation agreement that shall include the broadest form of a waiver and release of all claims against the Company. For the purposes of this Section, a “Change of Control” shall be deemed to occur if there occurs a sale, exchange, transfer or other disposition of substantially all of the assets of the Company to another entity, except to an entity controlled directly or indirectly by the Company, or a merger, consolidation or other reorganization of the Company in which the Company is not the surviving entity, or a plan of liquidation or dissolution of the Company other than pursuant to bankruptcy or insolvency laws.

Should your employment be terminated as a result of: (i) your voluntary resignation; or (ii) by the Company as a result of actions taken, or omissions to act, by you that the Company, in its sole discretion, determines as misconduct by you, then the Company's only obligation shall be to pay you such portion of your base salary as may be accrued but unpaid on the date of termination.

12.
Indemnification. The Company shall indemnify and defend you and your heirs, executors and administrators against any costs or expense (including reasonable attorneys’ fees and amounts paid in settlement, if such settlement is approved by the Company), fine, penalty, judgment and liability reasonably incurred by or imposed upon you in connection with any action, suit or proceeding, civil or criminal, to which you may be made a party or with which you shall be threatened, by reason of your being or having been an officer or director, unless with respect to such matter you shall have been adjudicated in any proceeding not to have acted in good faith or in the reasonable belief that the action was in the best interests of the Company, or unless such indemnification is precluded by law, public policy, or in the judgment of the Company’s Board of Directors, such indemnification is being sought as a result of your actions which were either: (i) grossly negligent; (ii) reflective of your misconduct; (iii) in violation of rules, regulations or laws applicable to the Company; or (iv) in disregard of Company's policies.

13.
Full-Time Position. You agree that your employment hereunder will be full time, to the exclusion of any other employment that would impede your full-time duties hereunder. You will conscientiously and diligently perform all required acts and duties to the best of your ability, and in a manner satisfactory to the Company. You will faithfully discharge all responsibilities and duties entrusted to you.
14.
Restrictive Covenants. As a condition of employment, Employee shall execute the Company’s Confidentiality, Non-Competition and Non-Solicitation Agreement (“Restrictive Covenant Agreement”), which is incorporated here by reference. Employee acknowledges that the restrictions contained in the Restrictive Covenant Agreement are reasonable and necessary to protect the Company’s legitimate business interests, and that the consideration provided here (including employment, access to Confidential Information, and the compensation described in this Agreement) constitutes adequate consideration for such covenants. During Employee’s employment, Employee shall devote Employee’s full professional time, attention, and best efforts to the Company's business and shall not engage in any outside employment or business activity that creates a conflict of interest with the Company without prior written approval from the Company’s CEO.
15.
Code Section 409A.
(a)
This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Payments of Non-Qualified Deferred Compensation (as such term is defined under Code Section 409A and the regulations promulgated thereunder) may only be made under this Agreement upon an event and in a manner permitted by Code Section 409A. For purposes of Code Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with Code Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses available for reimbursement, or the in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense in incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(b)
To the extent required by Code Section 409A, and notwithstanding any other provision of this Agreement to the contrary, no payment of Non-Qualified Deferred Compensation will be provided to, or with respect to, the Employee on account of his separation from service until the first to occur of (i) the date of the Employee’s death or (ii) the date which is one day after the six (6) month anniversary of his separation from service, and in either case only if he is a “specified employee” (as defined under Code Section 409A(a)(2)(B)(i) and the regulations promulgated thereunder) in the year of his separation from service. Any payment that is delayed pursuant to the provisions of the immediately preceding sentence shall instead be paid in a lump sum (subject to all applicable withholding) promptly following the first to occur of the two dates specified in such immediately preceding sentence.
(c)
Any payment of Non-Qualified Deferred Compensation made under this Agreement pursuant to a voluntary or involuntary termination of the Employee’s employment with the Company shall be withheld until the Employee incurs both (i) a termination of his employment relationship with the Company and (ii) the first instance of a “separation from service” with the Company, as such term is defined in Treas. Reg. Section 1.409A-1(h).
(d)
The preceding provisions of this paragraph 16 shall not be construed as a guarantee by the Company of any particular tax effect to the Employee under this Agreement, under any plan or program sponsored or maintained by the Company or under any other agreement by and between the Employee and the Company. The Company shall not be liable to the Employee for any additional tax, penalty or interest imposed under Code Section 409A nor for reporting in good faith any payment made under this Agreement or under any such other plan, program or agreement as an amount includible in gross income under Code Section 409A.
16.
Developments. You acknowledge that the Company will be the sole owner of all the results and products of your work efforts, including all written, audio and/or visual materials relating to the Company’s business (collectively, the “Developments”) which you develop or create during the term of your employment, either alone or with others and whether or not during normal business hours. You acknowledge that all copyrightable Developments will be considered works “made for hire” or commissioned works under the Federal Copyright Act. You hereby assign all such Developments to the Company, and agree that you will execute or cooperate with the Company in any copyright or patent applications, and do all other acts, as the Company reasonably deems necessary to establish, protect, enforce or defend the Company’s right, title and interest in such Developments. The obligation to assign inventions or Developments to the Company does not apply to an invention that Employee developed entirely on Employee’s own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for those inventions that (a) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by Employee for the Company.
17.
Injunctive Relief. You acknowledge that irreparable injury or damage shall result to the Company in the event of a breach or threatened breach by you of Sections 14 or 16 of this offer letter and that the Company shall be entitled to an injunction restraining you from engaging in any activity constituting such breach or threatened breach. Nothing contained here shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for breach or threatened breach of Sections 14 or 16 of this offer letter, including but not limited to, the recovery of damages from you and, the termination of your employment with the Company for cause in accordance with the terms and provisions of this offer letter.
18.
Validity. If any provision, or portion thereof, of this offer letter is deemed by a court of competent jurisdiction to be unenforceable, illegal or in conflict with any federal, state or local law, the validity of the remaining terms and provisions of this offer letter shall continue to exist and remain in full force and effect.
19.
No Prior Agreements. In order to induce the Company to offer you this position of employment, you are hereby confirming for us that you are not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding that in any manner would limit or otherwise affect your ability to perform your obligations hereunder. You further represent and warrant that your employment by the Company would not under any circumstances require you to disclose or use any Confidential Information belonging to any third parties, or to engage in any conduct which may potentially interfere with contractual, statutory or common-law rights of third parties.
20.
Entire Agreement. The terms of this offer letter constitute the complete and exclusive agreement among the parties and supersedes all proposals, oral and written, and other communications between the parties relating to the subject matter hereof.
21.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict of laws principles; provided, however, that mandatory provisions of Illinois employment law, including without limitation the Illinois Wage Payment and Collection Act and the Illinois Freedom to Work Act shall apply to the extent required by applicable law regardless of this choice of law provision. Any action arising under this Agreement may be brought in a state or federal court of competent jurisdiction in the State of Texas or the State of Illinois, and the parties consent to personal jurisdiction in both forums..
22.
Counterparts. This offer of employment may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute the same instrument. Each party agrees to be bound by its own telecopy or facsimile signature, and agrees that it accepts the telecopy or facsimile signature of the other party hereto.

If you agree to accept the terms of this offer of employment, would you kindly sign this letter and return it to us by no later than your start date.

RADIANT LOGISTICS, INC. By: _/s/ Bohn H. Crain__________________ Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED BY: By:_/s/ David Buss_____________________ David Buss	Date:_8/28/2026_______________________